As filed with the Securities and Exchange Commission on September 4, 2026

Registration No. 333-112018

Registration No. 333-136249

Registration No. 333-147929

Registration No. 333-261124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-112018

FORM S-3

REGISTRATION STATEMENT NO. 333-136249

FORM S-3

REGISTRATION STATEMENT NO. 333-147929

FORM S-3

REGISTRATION STATEMENT NO. 333-261124

UNDER

THE SECURITIES ACT OF 1933

LivePerson, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3861628
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

530 7th Ave, Floor M1

New York, New York 10018

(212) 609-4200

(Address of Principal Executive Offices) (Zip Code)

Monica L. Greenberg, Esq.

Chief Legal and Administrative Officer

LivePerson, Inc.

530 7th Avenue, Floor M1

New York, New York 10018

(212) 609-4200

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copy to:

Mark Hayek, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004-1980

(212) 859-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

LivePerson, Inc. (the “Registrant”) is filing post-effective amendments (collectively, the “Post-Effective Amendments”) to the following registration statements on Form S-3 (collectively, the “Registration Statements”) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant pursuant to the Registration Statements:

•

Registration Statement on Form S-3 (File No. 333-112018), filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2004, registering 500,000 shares of common stock offered by the selling stockholder named therein;

•	Registration Statement on Form S-3 (File No. 333-136249), filed with the Commission on August 2, 2006, registering 4,328,250 shares of common stock offered by the selling stockholders named therein;

•

Registration Statement on Form S-3 (File No. 333-147929), filed with the Commission on December 7, 2007, as amended, registering 4,130,776 shares of common stock offered by the selling stockholders named therein; and

•

Registration Statement on Form S-3 (File No. 333-261124), filed with the Commission on November 16, 2021, registering 2,414,804 shares of common stock offered by the selling stockholders named therein.

On September 4, 2026, pursuant to the terms of the Amended and Restated Merger Agreement, dated as of July 2, 2026, by and among the Registrant, SoundHound AI, Inc., a Delaware Corporation (the “Parent”), Lightspeed Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”) and Lightspeed Merger Sub II Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub II”), Merger Sub merged with and into the Registrant and immediately thereafter, Merger Sub II merged with and into the Registrant, with the Registrant continuing as the surviving corporation as an indirect wholly owned subsidiary of Parent (the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. The Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of the Post-Effective Amendments, any and all of the securities registered under the Registration Statements that remained unsold as of the date hereof. The Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 4, 2026.

LivePerson, Inc.

/s/ Monica L. Greenberg
Monica L. Greenberg Chief Legal and Administrative Officer

No other person is required to sign the Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.